Exhibit 99.1

QualSpec Group, LLC

Unaudited Consolidated Financial Statements

March 31, 2015 and 2014

QualSpec Group, LLC

March 31, 2015 and 2014

QualSpec Group, LLC

Unaudited Consolidated Balance Sheets

March 31, 2015 and 2014

	2015	2014
Assets
Current Assets
Cash	$1,706,122	$182,765
Accounts receivable, net of allowance for doubtful accounts of $836,289 for 2015 and $886,633 for 2014	26,892,077	22,151,783
Prepaid expenses	1,467,783	993,036
Deferred income tax asset	416,343	304,220

Total current assets	30,482,325	23,631,804

Property and Equipment, Net	12,709,092	9,122,523

Other Assets, Net
Goodwill	19,444,703	19,444,703
Intangibles, net	27,153,413	32,242,184
Deferred financing costs, net	75,762	196,768
Note receivable—related party	50,000	50,000
Other assets	122,150	74,571

Total other assets	46,846,028	52,008,226

	$90,037,445	$84,762,553

Liabilities and Members’ Equity
Current Liabilities
Accounts payable—trade	$3,724,191	$3,420,183
Accounts payable—related parties	505,609	505,609
Accrued expenses	20,854,674	7,877,656
Revolving line of credit	—	1,000,000
Income tax payable	904,000	7,539
Current portion of long-term debt	5,000,000	3,000,000

Total current liabilities	30,988,474	15,810,987
Long-term Debt, Net of Current Portion	30,342,697	33,573,107
Deferred Income Tax Liability	180,206	205,997
Other Long-term Liability	—	10,065

Total liabilities	61,511,377	49,600,156

Members’ Equity
Member units—preferred, issued and outstanding, 52,782 in 2015 and 2014, liquidation preference of $2,547,623 for 2015 and $2,152,230 for 2014	1,143,997	1,143,997
Member units—common, issued and outstanding, 1,696,832 in 2015 and 2014	36,907,616	36,907,616
Additional paid-in capital	2,026,558	1,148,640
Retained deficit	(12,820,531)	(5,719,890)
Accumulated other comprehensive loss	—	(10,065)

	27,257,640	33,470,298
Noncontrolling Interest	1,268,428	1,692,099

Total members’ equity	28,526,068	35,162,397

	$90,037,445	$84,762,553

See Notes to Unaudited Consolidated Financial Statements

QualSpec Group, LLC

Unaudited Consolidated Statements of Operations and Comprehensive Income (Loss)

Three Month Periods Ended March 31, 2015 and 2014

	2015	2014
Revenues	$44,180,902	$38,234,054
Cost of Sales	29,837,562	27,491,190

Gross Profit	14,343,340	10,742,864
Selling, General and Administrative Expenses	10,181,081	7,970,806

Income from Operations	4,162,259	2,772,058

Other Expenses
Interest	692,303	746,701
Management fees	235,482	188,634
Other nonoperating	10,862,341	833,263

	11,790,126	1,768,598

Income (Loss) Before Provision for Income Tax	(7,627,867)	1,003,460
Provision for Income Tax	899,109	335,654

Net Income (Loss)	(8,526,976)	667,806
Other Comprehensive Income	—	9,568

Comprehensive Income (Loss)	$(8,526,976)	$677,374

Amounts Attributable to Noncontrolling Interests
Net income (loss)	$(8,526,976)	$667,806
Net (income) loss attributable to noncontrolling interest	592,895	(64,312)

Net income (loss) attributable to Parent	$(7,934,081)	$603,494

Comprehensive income (loss)	$(8,526,976)	$677,374
Less comprehensive (income) loss attributable to the noncontrolling interest	592,895	(64,312)

Comprehensive income (loss) attributable to Parent	$(7,934,081)	$613,062

See Notes to Unaudited Consolidated Financial Statements

QualSpec Group, LLC

Unaudited Consolidated Statements of Members’ Equity

Three Month Periods Ended March 31, 2015 and 2014

	Preferred Member Units	Common Member Units	Additional Paid-in Capital	Retained Deficit	Other Comprehensive Loss	Noncontrolling Interest	Total
Balance, December 31, 2014	$1,143,997	$36,907,616	$1,769,005	$(4,886,450)	$—	$1,861,323	$36,795,491
Net loss	—	—	—	(7,934,081)	—	(592,895)	(8,526,976)
Unit option compensation	—	—	257,553	—	—	—	257,553

Balance, March 31, 2015	$1,143,997	$36,907,616	$2,026,558	$(12,820,531)	$—	$1,268,428	$28,526,068

	Preferred Member Units	Common Member Units	Additional Paid-in Capital	Retained Deficit	Other Comprehensive Loss	Noncontrolling Interest	Total
Balance, December 31, 2013	$1,143,997	$36,907,616	$1,138,297	$(6,323,384)	$(19,633)	$1,627,787	$34,474,680
Net income	—	—	—	603,494	—	64,312	667,806
Change in fair value of interest rate swap	—	—	—	—	9,568	—	9,568
Unit option compensation	—	—	10,343	—	—	—	10,343

Balance, March 31, 2014	$1,143,997	$36,907,616	$1,148,640	$(5,719,890)	$(10,065)	$1,692,099	$35,162,397

See Notes to Unaudited Consolidated Financial Statements

QualSpec Group, LLC

Unaudited Consolidated Statements of Cash Flows

Three Month Periods Ended March 31, 2015 and 2014

	2015	2014
Operating Activities
Net income (loss) before attribution of noncontrolling interest	$(8,526,976)	$667,806
Net (income) loss attributable to noncontrolling interest	592,895	(64,312)

Net income (loss) attributable to QualSpec Group, LLC	(7,934,081)	603,494
Items not requiring (providing) cash
Depreciation and amortization	2,064,464	1,957,677
Amortization of deferred financing costs	5,808	54,296
Unit option compensation	257,553	10,343
Paid-in-kind interest	—	37,017
Deferred income taxes	(109,915)	9,043
Noncontrolling interest	(592,895)	64,312
(Increase) decrease in
Accounts receivable	(8,204,172)	(6,432,842)
Prepaid expenses	439,048	514,971
Income tax refund receivable	—	244,461
Other assets	(44,121)	(13,117)
Increase (decrease) in
Accounts payable	1,176,278	937,971
Income tax payable	904,000	7,539
Accrued expenses	13,529,542	2,849,476

Net cash provided by operating activities	1,491,509	844,641

Investing Activities
Purchase of property and equipment	(1,896,862)	(1,350,543)

Net cash used in investing activities	(1,896,862)	(1,350,543)

Financing Activities
Borrowings on revolving credit facility	$—	$11,000,000
Payments on revolving credit facility	—	(10,000,000)
Long-term debt payments	(837,016)	(740,110)
Payments (to) from related party—net	—	(109,524)

Net cash provided by (used in) financing activities	(837,016)	150,366

Decrease in Cash	(1,242,369)	(355,536)
Cash, Beginning of Period	2,948,491	538,301

Cash, End of Period	$1,706,122	$182,765

Supplemental Cash Flows Information
Interest paid	$627,844	$757,304

Income taxes paid	$537,790	$—

Change in fair value of swap contract	$—	$9,568

Equipment acquired by capital lease obligations	$963,470	$51,880

See Notes to Unaudited Consolidated Financial Statements

QualSpec Group, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2015 and 2014

Note 1:	Organization and Description of Business

QualSpec Group, LLC (QualSpec) (Company), was incorporated in October 2008 for the purpose of acquiring 100 percent of the common stock of Altech Inspections, Inc. (Altech). In 2009, the Company acquired certain assets of another business, IESCO, Inc. (IESCO), a California-based company. In 2011, the Company also acquired certain assets of two additional Companies, T.C. Inspections, Inc. and Hawk Rope Access, Inc., both based in California. During 2013, the assets and operations of TC Inspections and Hawk Rope Access were merged into IESCO. Also, in 2013, the Company changed its name to QualSpec Group, LLC, and changed the names of the acquired entities of Altech and IESCO to QualSpec, Inc., and QualSpec, LLC, in order to create one firm with an expanded geographical footprint from which to provide its advanced service offerings.

QualSpec Group, LLC, provides inspection and non-destructive testing services to customers in the refinery, petrochemical and other industries located throughout the United States. Additionally QualSpec also provides specialty access services for industries such as oil platforms, hydroelectric plants, bridges, shipping and other type facilities with difficult to reach locations.

QualSpec, Inc., has facilities in Corpus Christi and Houston, Texas, and Sulphur, Louisiana. QualSpec, LLC, has facilities in Torrance, Nipomo, Bakersfield and Benecia, California, as well as offices in Fairbanks, Alaska; Mount Vernon, Washington; Kenner, Louisiana and Inver Grove Heights, Minnesota.

Note 2:	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, QualSpec Inc., and its 93.5 percent common ownership interest in QualSpec, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

In accordance with the guidance in FASB ASC 810-10-65, Transition Related to FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, the Company includes the net loss and comprehensive loss attributable to the noncontrolling interest in the consolidated statements of income and members’ equity. Any losses attributable to the noncontrolling interest will be allocated to the noncontrolling interest even if the carrying amount of the noncontrolling interest is reduced below zero. Any changes in ownership that do not result in a loss of control will be accounted for as equity transactions.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

At March 31, 2015 and 2014, the Company’s cash accounts exceeded federal insured limits by approximately $2,137, 000 and $983, 000, respectively.

Revenue Recognition

Revenues are recognized when the inspection services are performed.

Accounts Receivable

The Company extends credit to its customers based on an evaluation of its customers’ financial condition. Accounts receivable represent amounts billed and unbilled for inspection services and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the payment terms are considered past due. The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The Company does not require collateral from its customers. As of March 31, 2015 and 2014, the allowance for doubtful accounts was $836,289 and $886,633, respectively.

Property and Equipment

Property and equipment are stated at cost or estimated fair value (if acquired) as of the acquisition date and are depreciated or amortized over the estimated useful life of each asset using the straight-line method. Estimated useful lives are as follows:

Years
Field equipment	1 – 7
Office equipment	3 – 10
Transportation equipment	3 –10
Software	3 – 5
Buildings and improvements	40

Maintenance and repairs, which neither add to the value of the property nor appreciably prolong its useful life, are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in income.

Impairment of Long-lived Assets

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

Intangible Assets

Identifiable, amortizable intangible assets are being amortized on a straight-line basis over periods of 5 to 15 years based upon the nature of the identifiable intangible asset. All such assets are periodically evaluated as to recoverability of their carrying values.

Goodwill

Goodwill is tested annually for impairment. If the implied fair value of goodwill is lower than its carrying amount, goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

Derivatives

Derivatives are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value. For exchange-traded contracts, fair value is based on quoted market prices. For nonexchange-traded contracts, fair value is based on dealer quotes, pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value may require significant management judgment or estimation.

Income Taxes

The Company’s members have elected to have the Company’s income taxed as a partnership under provisions of the Internal Revenue Code (IRC) and a similar section of the state income tax law. Therefore, taxable income or loss is reported to the individual members for inclusion in their respective tax returns. QualSpec, Inc., is a C corporation for federal and state income tax purposes and, therefore, income taxes are accounted for in accordance with ASC 740, Accounting for Income Taxes. The income tax accounting guidance results in two components of income tax expense, current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. QualSpec, Inc., determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.

Self-Insurance

QualSpec has elected to self-insure certain costs related to its health and dental insurance programs for its employees. Costs resulting from noninsured losses are charged to income when incurred. The Company has purchased insurance that limits its exposure for individual and aggregate claims.

Unit Incentive Plan

At March 31, 2015 and 2014, the Company has a unit-based employee compensation plan, which is described more fully in Note 7.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized appreciation (depreciation) on the fair value of the derivative financial instruments.

Note 3:	Property and Equipment

A summary of property and equipment as of March 31, 2015 and 2014, is as follows:

	2015	2014
Land	$199,226	$199,226
Buildings	1,993,094	1,982,659
Leasehold improvements	468,193	309,329
Inspection equipment	16,858,858	12,743,169
Office equipment and furniture	1,160,309	1,107,789
Software	1,179,243	1,079,841
Vehicles	4,556,460	2,569,698

	26,415,383	19,991,711
Less accumulated depreciation	13,706,291	10,869,188

	$12,709,092	$9,122,523

Depreciation expense for the periods ended March 31, 2015 and 2014, amounted to $788,639 and $677,119, respectively.

Note 4:	Acquired Intangible Assets and Goodwill

The carrying basis and accumulated amortization of recognized intangible assets and goodwill at March 31, 2015 and 2014, is as follows:

	2015		2014
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets
Covenant not to compete	$800,380	$786,380	$800,380	$753,279
Customer list	29,898,340	16,117,318	29,898,340	13,384,840
Trade name	16,262,381	2,903,990	16,262,381	580,798

	$46,961,101	$19,807,688	$46,961,101	$14,718,917

Goodwill
QualSpec, Inc.	$9,213,254		$9,213,254
QualSpec, LLC	10,231,449		10,231,449

Goodwill	$19,444,703		$19,444,703

Effective January 1, 2014, the Company determined that the acquired trade names have a finite life due to the transition to the use of the Qualspec names. As a result, the Company decided to amortize the acquired trade names over a seven year life, resulting in amortization expense of the trade name. Prior to 2014, trade names were considered to have indefinite lives and, as such, were considered unamortizable. Amortization expense for the above intangible assets was $1,275,825 and $1,280,558 for the periods ended March 31, 2015 and 2014, respectively. Estimated amortization expense for the next five years is as follows:

Years Ending March 31,

2016	$4,923,803
2017	$4,910,783
2018	$4,910,783
2019	$4,910,783
2020	$4,910,783

	2015	2014
Goodwill balance at beginning of year	$19,444,703	$19,444,703
Additional costs capitalized as goodwill	—	—

Goodwill balance at end of year	$19,444,703	$19,444,703

There was no change in the carrying amount of goodwill for the periods ended March 31, 2015 and 2014.

Note 5:	Long-term Debt

	2015	2014
Senior debt	$19,000,000	$22,000,000
Senior subordinated debt	9,041,983	9,019,227
Sellers’ notes	5,500,000	5,500,000
Revolving credit facility	—	1,000,000
Capital lease obligations	1,800,714	53,880

	35,342,697	37,573,107
Less current maturities—amortizing	5,000,000	3,000,000
Less revolving credit facility	—	1,000,000

	$30,342,697	$33,573,107

Senior Term Loan and Revolving Credit Facility

At March 31, 2015, the Company has a senior secured term credit facility with an amended aggregate term advance amount of $25,000,000 and a $10,000,000 senior secured revolving credit facility that are administered by the senior lender.

The senior secured term credit facility is secured by real and personal property, including accounts receivable, inventory, equipment and intangible assets. The term loan bears interest at a floating rate or LIBOR plus an applicable margin. At March 31, 2015, the Company had elected a LIBOR rate of .24 percent plus the base rate of 4.5 percent with an effective overall rate of 4.76 percent. The loan is payable quarterly with principal due in consecutive quarterly installments of $750,000 through April 5, 2017, at which time all remaining unpaid principal on the term advances will be due and payable.

The $10,000,000 senior secured revolving facility is secured by real and personal property, including accounts receivable, inventory, equipment and intangible assets. Advances on the revolver are limited to a borrowing base of the revolving cap or 85 percent of eligible accounts receivable as defined in the Credit Agreement. The revolving facility bears interest at a floating rate or LIBOR plus an applicable margin with interest payable quarterly. At March 31, 2015, the Company had elected the floating rate of 6.75 percent. The revolving facility matures April 5, 2017.

The senior loan and revolving credit facilities include various covenants which impose a number of financial ratio requirements and restrictive covenants that, among other things, limit the Company’s ability to incur additional indebtedness, create liens or pay dividends. In addition, as defined in the agreement, the facilities also require mandatory principal prepayments equal to 75 percent of excess cash flow as defined. The agreement also provides for a 50 percent excess cash flow prepayment if a certain leverage ratio is met at the end of each year and an exemption from an excess cash flow prepayment if the leverage ratio falls below a certain ratio. At March 31, 2015 and 2014, excess cash flow principal payments due, as defined, amounted to $-0- for each period. All voluntary prepayments of debt shall include a premium of $135,000 if paid prior to the third anniversary, unless such prepayment meets certain conditions as defined in the credit facility. The Company was in compliance with the loan covenants at March 31, 2015 and 2014.

The loan agreement also requires the Company to pay an Unused Fee that is defined as the product of an annual rate equal to one-half of one percent (0.50 percent) and the daily rate average amount by which the sum of the aggregate revolving commitment exceeds the revolving facility outstanding amount, payable quarterly in arrears. Any Unused Fee remaining unpaid on the revolving commitment termination date shall be due and payable on such date.

Senior Subordinated Debt

The Company has four Senior Subordinated Debt agreements at March 31, 2015 and 2014. Subordinated Debt Series A in the original amount of $6,000,000 was used to fund a portion of the Altech acquisition, which now bears interest at 14 percent, payable in arrears. On each interest payment date, the Company has the option to either pay the entire interest amount in cash or pay in cash an amount which would have accrued as if the interest rate was 12 percent and then add to the principal balance of the note the portion of accrued interest not paid in cash. Amounts added to principal, if any, bear interest at 14 percent. In connection with the First Amendment to Mezzanine Subordination Agreement, the Company prepaid $1,034,090 in principal and interest added on this note. As of March 31, 2015, the outstanding balance owed was $3,204,952 of which $65,492 represents interest which has been added to principal pursuant to this option through March 31, 2015. As of March 31, 2014, the outstanding balance owed was $3,199,619 of which $60,160 represents interest which has been added to principal pursuant to this option through March 31, 2014. The principal balance is due in full on October 5, 2017.

The Subordinated Debt Series B in the original amount of $6,000,000 was used to fund a portion of the IESCO acquisition, which now bears interest at 14 percent, payable in arrears. On each interest payment date, the Company has the option to either pay the entire interest amount in cash or pay in cash an amount which would have accrued as if the interest rate was 12 percent and then add to the principal balance of the note the portion of accrued interest not paid in cash. Amounts added to principal, if any, bear interest at 12 percent. In connection with the First Amendment to Mezzanine Subordination Agreement, the Company prepaid $1,025,494 in principal and interest added on this note. As of March 31, 2015, the outstanding balance owed was $3,405,959 of which $67,638 represents interest which has been added to principal pursuant to this option through March 31, 2015. As of March 31, 2014, the outstanding balance owed was $3,386,599 of which $48,278 represents interest which has been added to principal pursuant to this option though March 31, 2014. The principal balance is due in full on October 5, 2017.

The Subordinated Debt Series C-1 in the original amount of $2,375,000 was used to fund a portion of the TC Inspections acquisition, which now bears interest at 14 percent, payable in arrears. On each interest payment date, the Company has the option to either pay the entire interest amount in cash or pay in cash an amount which would have accrued as if the interest rate was 12 percent and then add to the principal balance of the note the portion of accrued interest not paid in cash. Amounts added to principal, if any, bear interest at 14 percent. In connection with the First Amendment to Mezzanine Subordination Agreement, the Company prepaid $378,267 in principal and interest added on this note. As of March 31, 2015, the outstanding balance owed was $1,214,489 of which $23,897 represents interest which has been added to principal pursuant to this option through March 31, 2015. As of March 31, 2014, the outstanding balance owed was $1,212,468 of which $21,876 represents interest which has been added to principal pursuant to this option through March 31, 2014. The principal balance is due in full on October 5, 2017.

The Subordinated Debt Series C-2 in the original amount of $2,375,000 was used to fund a portion of the Hawk Rope Access acquisition, which now bears interest at 14 percent, payable in arrears. On each interest payment date, the Company has the option to either pay the entire interest amount in cash or pay in cash an amount which would have accrued as if the interest rate was 12 percent and then add to the principal balance of the note the portion of accrued interest not paid in cash. Amounts added to principal, if any, bear interest at 14 percent. In connection with the First Amendment to Mezzanine Subordination Agreement, the Company prepaid $378,298 in principal and interest added on this note. As of March 31, 2015, the outstanding balance owed was $1,216,581 of which $32,675 represents interest which has been added to principal pursuant to this option during 2014. As of March 31, 2014, the outstanding balance owed was $1,212,650 of which $22,329 represents interest which has been added to principal pursuant to this option through March 31, 2014. The principal balance is due in full on October 5, 2017.

The Company had the option to prepay the Subordinated Debt Series A and Series B, in whole or in part, in amounts equal to the lesser of the aggregate amount of the principal amount outstanding on the Subordinated Debt or in an integral multiple of $100,000 with a minimum of $500,000.

There were no such prepayments made on the Series A. Prepayments of Subordinated Debt Series B shall include a premium, unless arising from a sales transaction, equal to the present value of all future interest payments computed using the Treasury 5-year note rate for the week ending prior to the date of payment plus one percent if made by October 4, 2013.

These loans are subject to certain financial and restrictive covenants that, among other things, limit the Company’s ability to incur additional indebtedness, create liens and pay dividends. The Company was in compliance with the covenants on these loans at March 31, 2015.

All borrowings pursuant to the Subordinated Debt are secured by the assets of the Company.

Seller Notes

In connection with the Altech acquisition, the Company entered into various note agreements with the selling shareholders of Altech in the aggregate amount of $2,000,000. These notes bear interest at eight percent, payable quarterly in arrears and are due on April 5, 2016.

In connection with the IESCO acquisition, the Company entered into a note agreement with the selling shareholder of IESCO in the amount of $2,000,000. This note bears interest at 10 percent, payable quarterly in arrears and is due on April 5, 2016.

In connection with the TC Inspections and Hawk Rope Access acquisitions, the Company also entered into a note agreement with the selling shareholder of T. C. Inspections, Inc., and Hawk Rope Access, Inc., in the amount of $1,500,000. This note bears interest at eight percent, payable quarterly in arrears and is due on April 5, 2016.

Debt Financing Costs

In connection with the issuance of the senior secured term and revolving credit facility and Subordinated Debt, during 2011, the Company incurred financing costs of $1,079,679, which have been deferred and are being amortized as additional borrowing costs utilizing the interest method over the life of the related borrowings. Amortization expense for the periods ended March 31, 2015 and 2014, was $5,808 and $54,296, respectively.

Senior and Subordinated Debt Amendments

Effective December 19, 2014, QualSpec entered into the Sixth Amendment to Credit Agreement (Sixth Amendment) with it senior lender, which allowed for up to $4,000,000 in capital leases and other indebtedness secured by liens on equipment.

On May 30, 2014, QualSpec entered into the Fifth Amendment to Credit Agreement (Fifth Amendment) with its senior lender, which increased the revolving commitment up to $10,000,000. In addition, the Fifth Amendment allowed for up to $2,000,000 in capital leases and indebtedness secured by liens and capital expenditures up to $5,000,000.

Effective May 8, 2013, QualSpec entered into the Fourth Amendment to Credit Agreement (Fourth Amendment) with its senior lender which increased the aggregate amount of the lender’s commitment up to $25,000,000 and provided for the payment of amounts due in connection with the redemption of members’ units during the year ended December 31, 2013.

In connection with the Fourth Amendment to Credit Agreement with its senior lender discussed above, the Company simultaneously entered into a First Amendment To Mezzanine Subordination Agreement with all of its senior subordinated debt holders, which increased the maximum senior debt amount to $41,005,000 and provided for the prepayment of certain principal amounts on the subordinated notes not to exceed $2,861,840. Along with the First Amendment to the Mezzanine Subordination Agreement, the Company also amended the Securities Purchase Agreement which changed the interest rates on all four of the senior subordinated notes to 14 percent per annum.

On May 31, 2012, the Company entered into the Second Amendment to Credit Agreement (Second Amendment) with its senior lender whereby the aggregate amount of the lender’s revolving commitment was temporarily increased by $2,500,000 to an aggregate amount equal to $9,500,000 for the period from and including the First Amendment Effective Date but excluding September 30, 2012 (and the aggregate amount of the Lenders’ Revolving Commitments decreased to $7,000,000 on September 30, 2012). Simultaneously, the Company entered into the Fourth Amendment to Amend and Restated Securities Purchase Agreement and Waiver with its senior subordinated lenders. These Agreements restated the total leverage ratio, the senior leverage ratio and the fixed charge ratio coverage requirements for the Company resetting the financial covenants beginning in the second quarter of 2012.

Capital Lease Obligations

QualSpec maintains a master equity lease agreement with a third-party lender, which has been utilized to acquire vehicles included in fixed assets with a total acquisition cost of $2,034,346. For the period ended March 31, 2015, QualSpec acquired $1,001,470, in vehicles through this master equity lease. QualSpec has financed a total of $1,957,346 under this master lease agreement.

Long-term Debt Maturities

Aggregate annual maturities of long-term debt at March 31, 2015, are:

Period Ending March 31,

	Long-term Debt (Excl. Leases)	Capital Lease Obligations
2016	$5,000,000	$518,773
2017	6,500,000	531,696
2018	22,041,981	1,001,457

	$33,541,981

Less amount representing interest		(251,212)

Present value of future minimum lease payments		$1,800,714

Property and equipment include the following property under capital leases:

2015
Vehicles	$2,034,346
Less accumulated depreciation	(83,635)

$1,950,711

Note 6:	Derivative Financial Instruments

As a strategy to maintain acceptable levels of exposure to the risk of changes in future cash flows due to interest rate fluctuations, in 2011, the Company entered into an interest rate swap agreement related to its senior secured term credit facility with the original balance of $20,000,000. The swap agreement was terminated during the year ended December 31, 2014; therefore, the swap value was $-0- at March 31, 2015. The swap agreement provided for the Company to receive interest from the counterparty at LIBOR and to pay interest to the counterparty at a fixed rate of 0.89 percent on a notional amount of $6,067,500 at March 31, 2014.

Management designated the 2011 interest rate swap agreement as cash flow hedging instruments and determined that the agreement did qualify for hedge accounting under the provisions of ASC 815. The liability fair value at March 31, 2014, of the swap agreement amounted to $(10,065).

The following summarizes the location and liability fair value amounts of all derivative contracts in the consolidated financial statements as of and for the three months ended 2014:

2014
Derivatives	Location of Derivative Gain (Loss)	Amount
Derivatives designated as hedging contracts
Unrealized loss on interest rate swaps	Comprehensive income	$9,568

		$9,568

2014
Derivatives	Balance Sheet Location	Amount
Derivatives designated as hedging contracts
Interest rate swap contracts	Other long-term liabilities	$(10,065)

Total derivatives		$(10,065)

Note 7:	Unit Incentive Plan

The Company has a Unit Incentive Plan (Plan Agreement) under which employees and others may be granted options to purchase membership interests in the Company (Units). The Plan provides for the grant of up to 184,698 Units and can be issued as First Half of the Plan Units (First Half) and Second Half of the Plan Units (Second Half). Options issued pursuant to the Plan (i) expire no later than ten years from the grant date, (ii) vest ratably on the first, second, third and fourth anniversary date or the first, second and third anniversary date of the option grant with options becoming immediately exercisable in full upon a change in control only upon the board of directors of the Company electing to accelerate vesting, as defined in the Plan Agreement, and (iii) terminate upon the earliest of the (a) tenth anniversary date, (b) a violation of business covenants, as defined in option holder’s employment agreement, (c) an earlier termination in accordance with the terms of the Plan Agreement and (d) a change in control, as defined. All option Unit holders that exercise their options become subject to the terms of the Company’s LLC agreement.

The fair value of each option award is estimated on the date of grant using a binomial option valuation model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of comparable companies that operate in the Company’s general industry group. The Company uses historical data to estimate option exercise and employee termination within the valuation model. In addition, separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from management’s expectation of the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2015	2014
Expected volatility	54%	51%
Expected dividends	0%	0%
Risk-free rate	3%	3%
Expected terms (in years)	5	5

A summary of option activity under the Plan as of March 31, 2015, and changes during the year then ended, is presented below:

First Half of Plan Units	Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance, beginning of year	143,856	$36.44	7.28
Granted	—	—	—
Exercised	—	—	—
Forfeitures	—	—	—

Outstanding, end of year	143,856	$36.44	6.61

Exercisable, end of year	68,856	$21.67

Second Half of Plan Units	Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance, beginning of year	24,328	$34.33	5.00
Granted	—	—	—
Exercised	—	—	—
Forfeitures	—	—	—

Outstanding, end of year	24,328	$34.33	4.00

Exercisable, end of year	24,328	$34.33

The unit-based compensation expense for the years ended March 31, 2015 and 2014, was $257,553 and $10,343, respectively.

A summary of the status of the Company’s nonvested units as of March 31, 2015, is presented below:

First Half of Plan Units	Units	Weighted Average Grant Date Fair Value
Beginning of year	75,000	$41.21
Granted	—	—
Vested	—	—
Cancelled	—	—
Forfeited	—	—

Nonvested, end of year	75,000	$41.21

Second Half of Plan Units	Units	Weighted Average Grant Date Fair Value
Beginning of year	—	$—
Granted	—	—
Vested	—	—
Cancelled	—	—
Forfeited	—	—

Nonvested, end of year	—	$—

As of March 31, 2015 and 2014, there was $2,232,124 and $-0- of total unrecognized compensation cost related to nonvested unit-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of three years. The total fair value of units vested during the period ended March 31, 2015, was $911,237.

Note 8:	Related Party Transactions

Pursuant to a management fee agreement, the management company of the Company’s majority member provides general strategic and business advisory services to the Company for an annual management fee equal to four percent of annual consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) plus reasonable out-of-pocket expenses. During the periods ended March 31, 2015 and 2014, the Company incurred $235,482 and $138,120, respectively, in management fees and expenses pursuant to this agreement.

The Company’s Subordinated Debt Agreements, as discussed in Note 5, are with members of the Company. Total interest expense incurred during the periods ended March 31, 2015 and 2014, relating to these agreements was $316,200 and $314,348, respectively.

In 2008 the Company entered into note agreements with the selling shareholders of Altech as discussed in Note 5. These shareholders are also members of the Company. Total interest expense incurred during the periods ended March 31, 2015 and 2014, was $40,000 for each period.

In 2009, the Company entered into a note agreement with the selling shareholder of IESCO, Inc., as discussed in Note 5. This shareholder is also a member of the Company. Total interest expense incurred during the periods ended March 31, 2015 and 2014, was $ $49,998, each period.

In 2011, the Company entered into a note agreement with the selling shareholder of T.C. Inspections, Inc., and Hawk Rope Access, Inc. This shareholder is also a member of the Company. Total interest expense incurred during the periods March 31, 2015 and 2014, was $30,000 for each period.

The Company also leases two of its office facilities under different operating leases from certain of the selling shareholders of IESCO and T.C. Inspections, Inc. The lease with the selling shareholder of IESCO expires December 31, 2015, and the lease with the selling shareholder of T.C. Inspections, Inc., expired during the year ended December 31, 2014. Total rent expense for the periods ended March 31, 2015 and 2014, amounted to $49,500. The lease payments due to the related party in 2016 total $148,500.

The acquisition of T.C. Inspections, Inc., and Hawk Rope Access, Inc., included a contingent amount based upon the attainment of a minimum working capital balance, as adjusted, as of the closing date. The final working capital requirement was achieved and resulted in additional consideration due of $1,105,609 of which $600,000 was deposited into an escrow account at closing. The resulting net working capital adjustment payable at March 31, 2015 and 2014, amounted to $505,609 which is due to the seller shareholder of T.C. Inspections, Inc., and Hawk Rope Access, Inc

The note receivable related party includes a $50,000 secured promissory note. The note is secured by a pledged interest in the borrower’s ownership units in the Company, with interest at six percent payable on a quarterly basis. The note matures on the earlier of August 2017 or the occurrence of a liquidity event affecting the Company.

Note 9:	Commitments

Employment Agreements

The Company had entered into employment contracts with certain employees who are also Unit holders of the Company. Under the terms of these contracts, the Company will pay salaries for the performance of the employees’ duties and responsibilities as specified in the respective agreements. Future minimum obligations relating to these agreements aggregate approximately $1,788,000. Total expense recorded in the accompanying statements of operations and comprehensive income (loss) for these agreements during 2015, was approximately $210,000.

Self-Insurance

QualSpec self-insures individual claims for amounts up to $140,000. Any amounts claimed above these limits are covered by a reinsurance policy up to maximum claim amounts of $2,000,000 per individual. Provisions for losses incurred but not reported expected under these programs totaled $285,000 and $160,000 as of March 31, 2015 and 2014, respectively.

Note 10:	Income Taxes

The Company and each of its subsidiaries files separate income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With a few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2011.

The income tax expense (benefit) attributable to the years ended March 31, 2015 and 2014, consists of the following components:

	2015	2014
Current
Federal	$845,649	$252,000
State	163,375	74,611

	1,009,024	326,611

Deferred
Federal	(109,915)	9,043

	(109,915)	9,043

	$899,109	$335,654

The reconciliation between the federal U.S. corporate tax rate of 34 percent and the Company’s effective tax rate for the period ended March 31, 2015 and 2014, is as follows:

	2015	2014
Expected tax (benefit)	$(2,593,475)	$341,176
Non-deductible Company expenses	207,000	218,800
Nondeductible expenses	2,969	4,964
State income taxes, net of federal benefit	57,785	22,382
(Income) losses reported by pass-through entities	3,177,165	(333,182)
State income taxes reported by pass-through entities	75,822	40,713
Other	(28,157)	40,801

Income tax	$899,109	$335,654

The tax effect of temporary differences which give rise to deferred tax assets and liabilities at March 31, 2015 and 2014, is as follows:

	2015	2014
Deferred tax assets—current
Accrued wages and bonuses	$325,287	$194,504
Allowance for doubtful accounts	91,056	109,716

Total deferred tax assets	416,343	304,220

Deferred tax liabilities—long-term
Depreciation	(149,761)	(175,551)
Other	(30,445)	(30,446)

Total deferred tax liabilities	(180,206)	(205,997)

Net deferred tax asset	$236,137	$98,223

The above net deferred tax liability is presented on the balance sheets as follows:

	2015	2014
Deferred income tax asset	$416,343	$304,220
Deferred income tax liability	(180,206)	(205,997)

Net deferred tax asset	$236,137	$98,223

Note 11:	Members’ Equity

Preferred Member Units

On August 1, 2010, the QualSpec Group authorized and issued 36,284 shares of Class A-1 and 30,698 shares of Class A-2 preferred member units for $1,500,000 in contributed cash. Both Class A-1 and Class A-2 preferred shares are entitled to an 18 percent return compounded annually on such member’s unrecovered capital account, as defined. The undistributed preferred return at March 31, 2015 and 2014, amounted to approximately $1,403,626 and $1,008,233 respectively. The preferred shares are also entitled to distribution preferences equal to the aggregate excess of the preferred return over previous distributions and any remaining unrecovered capital. Once the preferred shares’ unreturned capital accounts are reduced to zero, the shares cease to be preferred.

Note 12:	Significant Customers

During the periods ended March 31, 2015 and 2014, revenue from the Company’s five largest customers represented 74 percent and 68 percent of total revenue, respectively. The Company’s accounts receivable from customers with the five largest balances at March 31, 2015 and 2014, represented 72 percent and 77 percent, respectively, of total accounts receivable.

Note 13:	Benefit Plan

The Company has a 401(k) retirement plan covering all eligible employees. Participants in the plan may contribute up to 50 percent of their compensation, subject to Internal Revenue Service (IRS) limitations. A discretionary matching contribution can be made as established by the Company subject to IRS limitations. Total expense charged to operations during the years ended March 31, 2015 and 2014, amounted to $454,135 and $322,874, respectively.

Note 14:	Operating Leases

Non-cancellable operating leases for offices expire in various years through 2023. These leases generally contain renewal options for periods ranging from one-to-six years and require the Company to pay all executory costs (property taxes, maintenance and insurance). Rental payments include minimum rentals.

Future minimum lease payments at March 31, 2015, were:

2016	$735,092
2017	$591,712
2018	$597,193
2019	$588,242
2020	$538,110
Thereafter	$1,056,452

Rental expense for all operating leases for the periods ended March 31, 2015 and 2014, amounted to $203,855 and $172,386, respectively.

Note 15:	Disclosures About Fair Values of Assets and Liabilities

The Company has adopted ASC Topic 820, Fair Value Measurements. ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

The following is a description of the valuation methodologies used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Interest Rate Swap

The fair value liability of the interest rate swap was $(10,065) for March 31, 2014, and is estimated using forward-looking interest rate curves and discounted cash flows that are observable or that can be corroborated by observable market data and, therefore, are classified within Level 2 of the valuation hierarchy.

The following table presents the fair value measurements of assets and (liabilities) recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at March 31, 2014:

	Fair Value	2014
		Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swap
Huntington National Bank	$(10,065)	$—	$(10,065)	$—

	$(10,065)	$—	$(10,065)	$—

The following methods and assumptions were used to estimate the fair values of all other classes of financial instruments:

Cash

The fair value of cash approximates the carrying amount.

Receivables

The fair value of receivables approximates the carrying amount because of the short-term maturity of these instruments.

Note Receivable – Related Party

The fair value of the note receivable approximates the carrying amount because the stated rate on the note approximates the rate for similar notes.

Debt

The fair value of debt is based on the discounted future cash flows using the Company’s incremental borrowing rate for each type of financing. At March 31, 2015 and 2014, the stated rate on the debt approximates the incremental borrowing rate.

Note 16:	Subsequent Events

In April 2013, a customer notified Qualspec of a potential claim relating to its inspections of certain pipelines. Because the risk of liability and the amount of the claim were uncertain, Qualspec and the customer worked together to determine their share of any liability and the extent and cost of the claim. This process culminated in an April 2015 mediation session during which the parties reached agreement on the terms of a settlement, which included a mutual and general release of all related claims. In June 2015,

Qualspec fulfilled its settlement payment obligation, the amount of which is confidential and reflected in the March 31, 2015, consolidated financial statements. Qualspec was sold in July 2015. The settlement payment is subject to additional insurance recovery which cannot be estimated at this time. Any future recoveries from insurance will be paid to the predecessor owner.

Subsequent events have been evaluated through the date of the Accountants’ Compilation Report on the consolidated financial statements, which is the date the consolidated financial statements were available to be issued.